CONTACTS:	Investor Relations	Public Relations
	Suzanne DuLong	Nathan Misner
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	s.dulong@f5.com	n.misner@f5.com

F5 Adds Sri Shivananda to its Board of Directors

SEATTLE, WA - April 7, 2020 - F5 Networks (NASDAQ: FFIV) today announced the appointment of Sri Shivananda to its Board of Directors. Shivananda brings a strong leadership background to F5’s Board, along with valuable expertise in key technology areas.
Sri Shivananda is Senior Vice President and Chief Technology Officer of PayPal Holdings, Inc., a global leader in digital payment technologies. He leads Technology Platforms & Experiences, overseeing a team responsible for the company’s secure, reliable, and scalable global infrastructure and strategic core platform. Prior to PayPal, he served in leadership roles at eBay Inc., overseeing the company’s global platform and infrastructure, with extensive experience in areas such as cloud services and data architecture. Shivananda holds a Bachelor of Technology in Mechanical Engineering from Jawaharlal Nehru Technological University in India, and an M.S. in Mechanical Engineering from Ohio University.
“For his entire career, Sri has been on the forefront of how technology can be leveraged to make financial services and commerce more convenient, affordable, and secure,” said François Locoh-Donou, president and CEO of F5. “His background will be a major asset to F5 as we further expand the ways we connect with our customers through SaaS, cloud, and digital go-to-market efforts.”
Additional information on F5’s Board of Directors is available in the Leadership section of the company’s website.
About F5
F5 (NASDAQ: FFIV) powers applications from development through their entire lifecycle, across any multi-cloud environment, so our customers-enterprise businesses, service providers, governments, and consumer brands-can deliver differentiated, high-performing, and secure digital experiences. For more information, go to f5.com. You can also follow @f5networks on Twitter or visit us on LinkedIn and Facebook for more information about F5, its partners, and technologies.
F5 is a trademark or service mark of F5 Networks, Inc. or its affiliates, in the U.S. and other countries. All other product and company names herein may be trademarks of their respective owners.
This press release may contain forward-looking statements relating to future events or future financial performance that involve risks and uncertainties. Such statements can be identified by terminology such as "may," "will," "should," "expects," "plans," "anticipates," "believes," "estimates," "predicts," "potential," or "continue," or the negative of such terms or comparable terms. These statements are only predictions and actual results could differ materially from those anticipated in these statements based upon a number of factors including those identified in the company's filings with the SEC.

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